                  PFL LIFE FUND SHAREHOLDER SERVICES AGREEMENT


         This Agreement is entered into on October 18, 2000, between PFL Life Insurance Company ("PFL"), an Iowa corporation, and Ascend Financial Services, Inc. ("Ascend"), a subsidiary of Minnesota Mutual companies, Inc. and a corporation domiciled in the State of Minnesota; and

         WHEREAS, PFL issues variable life insurance policies and variable annuity contracts (collectively the "Variable Contracts") through its variable separate accounts ("Separate Accounts") which, in turn, invest in designated registered investment companies, including Advantus Series Fund, Inc. (the "Fund") and its Portfolios, each of which is an investment option offered by the Variable Contracts; and

         WHEREAS, the Fund has adopted a plan of distribution (the "Plan of Distribution") pursuant to Rule 12b-1 under the Investment Company Act of 1940, the terms of which provide for certain payments to Ascend in exchange for both distribution and non-distribution related services to the Fund; and

         WHEREAS, PFL desires to provide to the Fund, on behalf of Ascend, the services described in the Plan of Distribution, and Ascend desires to have PFL provide such services in the manner described herein; and

         WHEREAS, the parties believe that Ascend's payment to PFL of the fees described herein is a fair and reasonable basis upon which to compensate PFL for the services provided under this Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1. SERVICES: PFL agrees to provide the following services to the Fund on behalf of Ascend:

                A. DISTRIBUTION-RELATED SERVICES. Distribution-related services provided pursuant to this Agreement shall include payment for, among other things, the printing of Fund prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of contract owners or dealers and their representatives, trail commissions, and other distribution-related expenses, including a prorated portion of the overhead expenses of the Distributor or the Insurance Companies which are attributable to the distribution of the Fund Shares.

                B. NON-DISTRIBUTION RELATED SERVICES. Non-distribution services provided pursuant to this Agreement shall include payment for, among other things, responding to inquiries from owners of Variable Contracts regarding the Fund, printing and mailing Fund prospectuses and other shareholder communications to existing Variable Contract owners, direct communications with Variable Contract owners regarding Fund operations and Portfolio composition and performance, furnishing personal services or such other enhanced services as the Fund or a Variable Contract may require, or maintaining customer accounts and records.

        2.      PAYMENTS TO PFL.

                For the Distribution and Non-Distribution Related Services described herein, Ascend agrees to pay PFL on a quarterly basis an amount that is equal, on an annual basis, to .20% of the average combined daily net assets of all the designated Portfolios of the Fund which are attributable to the Variable Contracts and part of the Plan of Distribution.

                The payments contemplated by this paragraph shall be calculated by Ascend at the end of each quarter and will be paid to PFL within thirty (30) days thereafter. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable and such other supporting data as may be reasonably requested by PFL.

        3. NATURE OF THE PAYMENTS. The parties recognize and agree that Ascend's payments to PFL hereunder relate solely to the services to the Fund described in this Agreement and performed by PFL on behalf of Ascend.

        4. TERM. This Agreement shall remain in full force and effect for any Portfolio of the Fund only so long as such Portfolio is subject to the provisions of the Plan of Distribution, unless terminated in accordance with paragraph 5.

        5. TERMINATION. This Agreement may be terminated by either party upon sixty (60) days advance written notice or immediately upon termination of the Plan of Distribution.

        6. REPRESENTATIONS BY PFL. PFL represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the services described herein and that it will otherwise comply with all laws, rules and regulations applicable to the performance of the services.

                PFL represents that it will indemnify and hold Ascend, the Fund and the Fund's advisor and sub-advisors harmless from any and all direct or indirect liabilities or losses resulting from negligent actions or inactions, of or by it or its officers, employees or agents regarding its responsibilities under this Agreement. This indemnification shall survive the termination of this Agreement.

                PFL represents that neither it nor any of its officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the registration statement or prospectus for the Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Separate Accounts, or in sales literature or other promotional materials approved by the Fund or its designee or by Ascend, except with the permission of the Fund or Ascend or the designee of either.

        7. AUTHORITY. This Agreement shall in no way limit the authority of the Fund, its adviser or Ascend to take such action as any of those parties may deem appropriate or advisable in connection with all matters relating to operations of the Fund and/or the sale of its shares. PFL agrees and understands that the obligations of Ascend under this Agreement are not binding upon the Fund.

        8. MISCELLANEOUS. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. This Agreement may not be assigned by a party, by operation of law or otherwise, without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties with respect to the matters described herein and supersedes any previous agreements and documents with respect to such matters. It may be executed in counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same instrument. PFL agrees to notify Ascend promptly if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement.

        9. INDEPENDENT CONTRACTOR. For purposes of this Agreement, PFL is an independent contractor and its employees or its associates shall not be employees of Ascend. Services performed by PFL on behalf of Ascend shall be as its agent, and records maintained by PFL on behalf of Ascend shall be considered to be those of Ascend.

        IN WITNESS WHEREOF, PFL and Ascend have caused this Agreement to be executed in duplicate by their executive officers. This Agreement shall be effective on October 18, 2000.


                                       PFL LIFE INSURANCE COMPANY


                                       By:  /s/LARRY N. NORMAN
                                           -------------------------------------

                                       Name:    LARRY N. NORMAN
                                             -----------------------------------

                                       Title:  PRESIDENT
                                              ----------------------------------


                                       ASCEND FINANCIAL SERVICES, INC.

                                       By:  /s/GEORGE I. CONNOLLY
                                           -------------------------------------

                                       Name:    GEORGE I. CONNOLLY
                                             -----------------------------------

                                       Title:  PRESIDENT
                                              ----------------------------------



                                      -3-